Exhibit 10d

ADDENDUM A

The following amendments are effective January 1, 2008:

1.	The following sentence is added to the end of Paragraph 12:

Notwithstanding the preceding sentence, if a gross-up payment is made on account of a separation from service, payment shall be made no earlier than the Severance Payment Date.

2.	Paragraphs 13(b)(1) and 13(e)(1) are amended by inserting in the first sentence of each the phrase “on the Severance Payment Date (as defined in subparagraph (h))” after the phrase “payment to you.”

3.	Paragraphs 13(b)(2) and 13(e)(2) are amended by inserting in each paragraph the phrase “on the Severance Payment Date (as defined in subparagraph (h))” after the phrase “lump-sum payment.”

4.	Paragraph 13 is amended by adding the following new subparagraphs (h) and (i):

(h)        Severance Payment Date – The Severance Payment Date is the earlier of (1) the first business day that occurs more than six (6) months after the date you separate from service or (2) a date that occurs within 60 days following your death.

(i)        Termination of Employment – For purposes of the lump sum payments prescribed in paragraphs 13(b)(1), 13(b)(2), 13(e)(1) and 13(e)(2) (including a lump sum payment under paragraph 13(e)(1) pursuant to paragraph 13(d)(3)), your employment shall be considered terminated on the date you incur a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)(1)) from Verizon Communications Inc. and any entity required to be aggregated with Verizon Communications Inc. under Treasury Regulation Section 1.409A-1(h)(3).

5.	Paragraph 14 is amended to replace the phrase “at the time your employment terminates” with the phrase “within sixty (60) days from the date that your employment terminates.”

6.	The following sentence is added to the end of Paragraph 30:

This Agreement will be interpreted and construed in favor of it meeting the applicable requirements of section 409A of the Code, and any right to reimbursement of expenses or in-kind benefits that is not conditioned upon continued employment is subject to the conditions required by Treas. Reg. § 1.409A-3(i)(1)(iv); provided that this sentence does not transfer to the Company or any entity or other individual liability for any tax or penalty that is your responsibility.